SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2003

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-19608	39-1388360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11425 West Lake Park Street, Suite 900 Milwaukee, Wisconsin	53224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  973-4300

Item 4.  Changes in Registrant’s Certifying Accountant.

On May 30, 2003, ARI Network Services, Inc. (“ARI”) notified Ernst & Young LLP that they will be dismissed as ARI’s independent public accountants, effective with the filing of ARI’s third quarter Form 10-Q.  ARI also appointed Wipfli Ullrich Bertelson LLP as its new independent accountants, beginning with the fourth quarter of the current fiscal year.  The decision to dismiss Ernst & Young and to retain Wipfli was approved by ARI’s audit committee.  The decision to change auditors was made for financial reasons and was not made because of dissatisfaction with Ernst & Young’s performance.

Ernst & Young’s reports on ARI’s consolidated financial statements as of and for the fiscal years ended July 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.  The reports for the fiscal years ended July 31, 2002 and 2001 contained an uncertainty paragraph regarding ARI’s ability to continue as a going concern.

During ARI’s two most recent fiscal years ended July 31, 2002, and the subsequent interim period through May 30, 2003, there were no disagreements between ARI and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

There were no “reportable events,” as that term is described under Item 304(a)(1)(v) of Regulation S-K during ARI’s two most recent fiscal years ended July 31, 2002 and the subsequent interim period through May 30, 2003.

ARI has provided Ernst & Young with a copy of the foregoing disclosures.  Attached as Exhibit 16 is a letter from Ernst & Young stating their agreement with said statements.

During ARI’s two most recent fiscal years ended July 31, 2002, and the subsequent interim period through May 30, 2003, ARI did not consult with Wipfli regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.  Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description

16	Letter of Ernst & Young LLP regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 6, 2003

ARI NETWORK SERVICES, INC.

By: /s/ Brian E. Dearing

Brian E. Dearing

Chairman and Chief Executive Officer